Exhibit 99.1

U.S. Physical Therapy Reports 2011 Results, Increases Dividend and Provides 2012 Earnings Guidance

HOUSTON--(BUSINESS WIRE)--March 8, 2012--U.S. Physical Therapy, Inc. (NasdaqGS: USPH), a national operator of outpatient physical therapy clinics, today reported results for the fourth quarter and year ended December 31, 2011.

Adjusted net income for the year ended December 31, 2011 increased 11.7% to $16.2 million from $14.5 million in 2010. Adjusted net income per diluted share rose to $1.35 from $1.22. The 2011 result was adjusted for a gain of $4.8 million related to a purchase price settlement of an outpatient physical therapy group. Comparatively, the 2010 result was adjusted for a positive adjustment in the income tax provision of $0.8 million and a gain from the sale of a five clinic joint venture of approximately $0.4 million. Reported net income for the year ended December 31, 2011 was $21.0 million, or $1.75 per diluted share, versus $15.6 million, or $1.32 per diluted share, for 2010. See the table on page 8 of this release for a reconciliation of reported net income to adjusted net income.

Adjusted net income for the quarter ended December 31, 2011 increased 2.7% to $3.4 million from $3.3 million in the fourth quarter of 2010. Adjusted net income per diluted share was $0.29 for the 2011 period and $0.28 for the 2010 period. The result for the quarter ended December 31, 2011 was adjusted for the gain of $4.8 million, discussed above, and the result for the 2010 comparable period was adjusted for the positive adjustment, mentioned above, in the income tax provision. Reported net income for the quarter ended December 31, 2011 was $8.2 million, or $0.69 per diluted share, versus $4.2 million, or $0.35 per diluted share, for the 2010 period. See the table on page 8 of this release for a reconciliation of reported net income to adjusted net income.

Year 2011 compared to Year 2010

  Net revenues increased 12.2% from $211,233,000 in 2010 to $237,006,000 in 2011, due to an increase in patient visits of 12.3% from 1,927,000 to 2,164,000, offset by a decrease in average net patient revenue per visit of $1.20 from $105.92 to $104.72. Other revenues included a $2.5 million increase in physician services revenue between the years.
  Total clinic operating costs were $176,357,000, or 74.4% of net revenues, in 2011, as compared to $155,220,000, or 73.5% of net revenues, in 2010. Clinic salaries and related costs were 52.8% of net revenues in 2011 versus 52.5% in 2010. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.0% in 2011 versus 19.4% in 2010. The provision for doubtful accounts was 1.6% of net revenues in 2011 and 1.5% in 2010.
  Corporate office costs were $24,718,000 in 2011 versus $22,823,000 in 2010. Corporate office costs were reduced to 10.4% of net revenues in 2011 as compared to 10.8% in 2010.
  Operating income increased in 2011 to $35,931,000 from $33,190,000 in 2010.
  In 2011, interest and other income included a pretax gain of $5.4 million related to a purchase price settlement of an outpatient physical therapy group acquired in 2010. As required by accounting standards, this amount was recorded as a gain rather than as a reduction of goodwill. In 2010, other income included a pre-tax gain of $578,000 from the sale of a five clinic joint venture.
  Interest expense increased to $496,000 in 2011 from $236,000 in 2010. The increase is attributable to higher average borrowings in 2011.
  Net income attributable to non-controlling interests was $8,809,000 in 2011 as compared to $9,055,000 in 2010. The reduction is attributable to the Company’s increased ownership interest in certain physical therapy partnerships.
  Provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 34.6% in 2011 and 36.1% in 2010. For the 2011 period, $3.8 million of the $5.4 million gain discussed above was non-taxable. For the 2010 period, the income tax provision included a positive adjustment of $814,000 as a result of the reconciliation process of the historical book income tax provision to the various state and federal returns filed.
  Reported net income attributable to common shareholders in 2011 increased 34.1% to $20,974,000 from $15,645,000 in 2010. Diluted earnings per share increased to $1.75 from $1.32. Included in the 2011 results is a gain of $4.8 million, net of tax effect, or $0.40 per diluted share, related to a purchase price settlement of an outpatient physical therapy group acquired in 2010. Included in the 2010 results was a positive adjustment in the income tax provision of $0.8 million, or $0.07 per diluted share, and a $351,000 after-tax gain or $0.03 in earnings per diluted share from a five clinic joint venture sale. Excluding those items, diluted earnings per share would have been $1.35 in 2011 as compared to $1.22 in 2010.
  Same store revenues for de novo and acquired clinics open for one year or more increased by 1.7%. The average net rate per visit increased slightly while same store visits increased by 1.5%. This was the Company’s first annual increase in same store visits since the onset of the recession in 2008. Revenues and visit percentages were adjusted to reflect equivalent days of operations between periods.
  During 2011, the Company opened or acquired 41 clinics and closed 17 clinics, ending the period with 416 clinics.

Fourth Quarter 2011 compared to Fourth Quarter 2010

  Net revenues increased 13.8% from $53,327,000 in the fourth quarter of 2010 to $60,678,000 in the fourth quarter of 2011, due to an increase in patient visits of 16.9% from 478,000 to 559,000, offset by a decrease in average net patient revenues per visit of $2.27 from $107.36 to $105.09.
  Total clinic operating costs were $45,875,000, or 75.6% of net revenues, in the fourth quarter of 2011, as compared to $39,817,000, or 74.7% of net revenues, in the 2010 period. Clinic salaries and related costs were reduced to 52.6% of net revenues in the 2011 period versus 53.4% in the 2010 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.9% of net revenues in the 2011 period versus 19.6% in the 2010 period. The provision for doubtful accounts as a percentage of net revenues was 2.0% for the 2011 period versus 1.5% in the 2010 period.
  Corporate office costs were $7,088,000 in the fourth quarter of 2011 versus $5,709,000 in the 2010 fourth quarter. Corporate office costs increased in the most recent quarter primarily due to higher accrued incentive compensation and an anticipated legal settlement reserve. Corporate office costs were 11.7% of net revenues in the 2011 period versus 10.7% in the 2010 period.
  Operating income for the fourth quarter of 2011 was $7,715,000 compared to $7,801,000 in the 2010 fourth quarter.
  Interest and other income included a pretax gain of $5.4 million related to a purchase price settlement of an outpatient physical therapy group acquired in 2010. As required by accounting standards, this amount was recorded as a gain rather than as a reduction of goodwill.
  Interest expense increased to $165,000 in the fourth quarter of 2011 from $41,000 in the fourth quarter of 2010 due to higher average borrowings in the 2011 fourth quarter.
  Net income attributable to non-controlling interests was reduced from $2,211,000 in the fourth quarter of 2010 to $1,913,000 in the fourth quarter of 2011. The reduction is attributable to the Company’s increased ownership interest in certain physical therapy partnerships.
  Provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 25.7% in the 2011 period and 25.3% for the 2010 period. For the 2011 period, $3.8 million of the $5.4 gain discussed above was non-taxable. For the 2010 period, the income tax provision included a positive adjustment of $814,000 as a result of the reconciliation process of the historical book income tax provision to the various state and federal returns filed.
  Reported net income attributable to common shareholders in the fourth quarter of 2011 was $8,229,000 compared to $4,147,000 in the fourth quarter of 2010. Diluted earnings per share were $0.69 for the 2011 period and $0.35 for the 2010 period. Included in the 2011 results is a gain of $4.8 million, net of tax effect, or $0.40 per diluted share, related to a purchase price settlement of an outpatient physical therapy group acquired in 2010. Excluding this gain, diluted earnings per share for the 2011 period would have been $0.29. Included in the 2010 quarterly result was the positive adjustment in the income tax provision of $0.8 million, or $0.07 per diluted share, which if excluded would have resulted in earnings per share for the 2010 fourth quarter of $0.28.
  Same store revenues for de novo and acquired clinics open for one year or more remained relatively flat. Same store visits increased 3.0% while the average net rate per visit decreased 2.9%. This was the Company’s first quarterly increase in same store visits since the third quarter of 2008.
  During the fourth quarter of 2011, the Company opened five start-up de novo clinics and closed nine clinics ending the period with 416 clinics.

Chris Reading, Chief Executive Officer, said, “2011 marked another very good year for U S. Physical Therapy. We finished in strong fashion with solid same store visit growth in the fourth quarter that propelled us into positive same store volume territory for the year. Additionally in the fourth quarter, which is often a seasonally softer quarter, we achieved the highest visit and revenue quarter, as well as the best visit per clinic per day patient volume, of the year. I am proud of our team’s focus and drive over these past few years in a very challenging environment. Now that the Medicare physician fee schedule issue has been resolved we look forward to a year of regulatory and pricing stability as we work to execute on our growth plan for the Company.”

Adjusted EBITDA for the year ended December 31, 2011 increased 15.3% to $35.2 million from $30.6 million for the 2010 period. See the table on page 8 of this release for a reconciliation of the adjusted EBITDA to net income including noncontrolling interests. Net income including noncontrolling interests for the years ended December 31, 2011 and 2010 were $29.8 million and $24.7 million, respectively.

During the fourth quarter of 2011, the Company repurchased 129,630 shares of USPH common stock at an average price per share of $18.39. During 2011, the Company repurchased 254,642 shares of USPH common stock at an average price per share of $18.28.

U.S. Physical Therapy Increases Dividend

The Company announced an increase in its quarterly dividend of 12.5% from $0.08 to $0.09 per share per quarter with the initial quarterly dividend for 2012 to be paid on March 30, 2012 to shareholders of record as of March 15, 2012.

Management Earnings Guidance

U.S. Physical Therapy expects the Company’s earnings for the year 2012 to be in the range of $17.1 million to $18.1 million in net income and $1.43 to $1.51 in diluted earnings per share. This guidance range represents projected earnings from existing operations and excludes potential acquisitions. The Company does not intend to provide quarterly earnings guidance. The annual guidance figures will not be updated unless there is a material development that causes management to believe that earnings will be significantly outside the given range.

Year End Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time, on Thursday, March 8, 2012 to discuss the Company’s Fourth Quarter and 2011 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 42151441 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 120 days at this website.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue and earnings expectations;
  general economic conditions;
  business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions, purchase of non controlling interests (minority interests) and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 416 clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 15 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net patient revenues	$58,697	$51,278	$226,579	$204,101
Other revenues	1,981	2,049	10,427	7,132
Net revenues	60,678	53,327	237,006	211,233

Clinic operating costs:
Salaries and related costs	31,928	28,466	125,117	110,872
Rent, clinic supplies, contract labor and other	12,701	10,444	47,396	40,944
Provision for doubtful accounts	1,231	778	3,785	3,241
Closure costs	15	129	59	163
Total clinic operating costs	45,875	39,817	176,357	155,220

Corporate office costs	7,088	5,709	24,718	22,823

Operating income	7,715	7,801	35,931	33,190

Interest and other income, net	5,437	3	5,445	586
Interest expense	(165)	(41)	(496)	(236)

Income before taxes	12,987	7,763	40,880	33,540
Provision for income taxes	2,845	1,405	11,097	8,840

Net income including noncontrolling interests	10,142	6,358	29,783	24,700
Less: net income attributable to noncontrolling interests	(1,913)	(2,211)	(8,809)	(9,055)
Net income attributable to common shareholders	$8,229	$4,147	$20,974	$15,645

Earnings per share attributable to common shareholders:
Basic	$0.70	$0.36	$1.78	$1.34

Diluted	$0.69	$0.35	$1.75	$1.32

Shares used in computation:
Basic	11,786	11,649	11,814	11,638

Diluted	11,892	11,906	11,977	11,870

Dividends declared per common share	$0.08	$-	$0.32	$-

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

REPORTED AND ADJUSTED NET INCOME PER SHARE AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

REPORTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income attributable to common shareholders	$8,229	$4,147	$20,974	$15,645

Basic earnings per share - weighted-average shares	11,786	11,649	11,814	11,638
Effect of dilutive securities - stock options	106	257	163	232

Diluted earnings per share - adjusted weighted-average shares	11,892	11,906	11,977	11,870

Earnings per share attributable to common shareholders:
Basic	$0.70	$0.36	$1.78	$1.34

Diluted	$0.69	$0.35	$1.75	$1.32

The following tables reconcile Adjusted Net Income Attributable to Common Shareholders (“Adjusted Net Income”) and Adjusted EBITDA
to comparable generally accepted accounting principles (“GAAP”) measurements. Adjusted Net Income equals net income attributable to common shareholders (“Net Income”) less the after-tax effect of the 2011 gain on purchase price settlement, as described in this press release, the 2010 gain on sale of a five clinic joint venture and the 2010 positive adjustment to the income tax provision. Adjusted EBITDA equals Net Income before interest, taxes, depreciation and amortization and equity compensation expense and above mentioned adjustments use to arrive at Adjusted Net Income. Management believes providing these non-GAAP financial measurements to investors is useful information for comparing the Company’s period-to-period results.

Adjusted Net Income and Adjusted EBITDA are not measures of financial performance under GAAP. Items excluded from both measures are significant components in understanding and assessing financial performance. Both measures should not be considered in isolation or as an alternative to, or substitute for, Net Income or net income including noncontrolling interests data presented in the consolidated financial statements as indicators of financial performance. Because both measures are not measurements determined in accordance with
GAAP and are thus susceptible to varying calculations, these measurements may not be comparable to other similarly titled measures of other companies.

ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income attributable to common shareholders	$8,229	$4,147	$20,974	$15,645

Gain on purchase price settlement of $5,434 less tax effect of $629	(4,805)	-	(4,805)	-
Positive adjustment in income tax provision	-	(814)	-	(814)
Gain on the sale of a five clinic joint venture of $578 less tax effect of $227	-	-	-	(351)

Adjusted net income attributable to common shareholders	$3,424	$3,333	$16,169	$14,480

Adjusted net income attributable to common shareholders per diluted share	$0.29	$0.28	$1.35	$1.22

ADJUSTED EBITDA	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net income including noncontrolling interests	$10,142	$6,358	$29,783	$24,700

Gain on purchase price settlement of $5,434 less tax effect of $629	(4,805)	-	(4,805)	-
Positive adjustment in income tax provision	-	(814)	-	(814)
Gain on the sale of a five clinic joint venture of $578 less tax effect of $227	-	-	-	(351)
Depreciation and amortization	1,341	1,391	5,449	5,667
Interest expense, net of interest income	155	49	486	229
Noncontrolling interests	(1,913)	(2,211)	(8,809)	(9,005)
Equity-based awards compensation expense	541	373	2,032	1,292
Provision for income taxes	2,845	2,219	11,097	8,840

Adjusted EBITDA	$8,306	$7,365	$35,233	$30,558

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE DATA)

	December 31,	December 31,
	2011	2010

ASSETS

Current assets:
Cash	$9,983	$9,179
Patient accounts receivable, less allowance for doubtful
accounts of $2,154 and $2,190, respectively	28,333	24,814
Accounts receivable - other, less allowance for doubtful
accounts of $883 and $83, respectively	1,614	1,555
Other current assets	5,737	3,736
Total current assets	45,667	39,284

Fixed assets:
Furniture and equipment	35,103	33,563
Leasehold improvements	20,385	19,590
	55,488	53,153
Less accumulated depreciation and amortization	42,299	39,230
	13,189	13,923
Goodwill	92,750	79,424
Other intangible assets, net	9,603	7,308
Other assets	2,043	922
	$163,252	$140,861

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,809	$1,237
Accrued expenses	14,082	12,744
Current portion of notes payable	433	250
Total current liabilities	16,324	14,231
Notes payable	284	250
Revolving line of credit	23,500	5,500
Deferred rent	941	966
Other long-term liabilities	623	3,531
Total liabilities	41,672	24,478

Commitments and contingencies

Shareholders' equity:
U.S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
13,919,588 and 13,893,157 shares issued, respectively	139	139
Additional paid-in capital	36,133	45,570
Retained earnings	102,405	89,876
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U.S. Physical Therapy, Inc. shareholders' equity	107,049	103,957
Noncontrolling interests	14,531	12,426
Total equity	121,580	116,383
	$163,252	$140,861

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS) (unaudited)

	Year Ended December 31,
	2011	2010

OPERATING ACTIVITIES
Net income including noncontrolling interests	$29,783	$24,700
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	5,449	5,667
Provision for doubtful accounts	3,785	3,241
Gain on purchase price settlement	(5,435)	-
Deferred income tax	3,833	452
Equity-based awards compensation expense	2,032	1,292
(Gain) loss on sale of business and sale or abandonment of assets, net	182	(333)
Other	220	(750)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(5,147)	(4,169)
Increase in accounts receivable - other	(990)	(297)
(Increase) decrease in other assets	(1,972)	206
Increase (decrease) in accounts payable and accrued expenses	1,190	(292)
(Decrease) increase in other liabilities	(275)	804
Net cash provided by operating activities	32,655	30,521

INVESTING ACTIVITIES
Purchase of fixed assets	(3,222)	(3,673)
Purchase of businesses, net of cash acquired	(9,451)	(18,197)
Acquisitions of noncontrolling interests	(20,439)	(682)
Proceeds on settlement of purchase price	1,500
Net proceeds on sale of fixed assets and business	6	919
Net cash used in investing activities	(31,606)	(21,633)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(9,767)	(9,580)
Cash dividends to shareholders	(3,789)	-
Purchase and retirement of common stock	(4,656)	(1,401)
Proceeds from revolving line of credit	118,900	46,300
Payments on revolving line of credit	(100,900)	(41,200)
Payment of notes payable	(250)	(1,013)
Excess tax benefit from stock options exercised	217	336
Proceeds from exercise of stock options	-	420
Net cash used in financing activities	(245)	(6,138)

Net increase in cash	804	2,750
Cash - beginning of period	9,179	6,429
Cash - end of period	$9,983	$9,179

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$9,037	$7,804
Interest	$325	$179
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$200	$525
Acquisition of noncontrolling interest - seller financing portion	$367	$-

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES RECAP OF CLINIC DEVELOPMENT ACTIVITY

					Number
					of
	Opened	Acquired	Sold	Closed	Clinics

At December 31, 2008					360
First Quarter 2009, March 31, 2009	6	-	-	(1)	365
Second Quarter 2009, June 30, 2009	3	-	-	(2)	366
Third Quarter 2009, September 30, 2009	5	-	-	(4)	367
Fourth Quarter 2009, December 31, 2009	4	-	-	(3)	368
Year Ended, December 31, 2009	18	-	-	(10)	368

First Quarter 2010, March 31, 2010	1	5	(5)	(2)	367
Second Quarter 2010, June 30, 2010	7	-	-	(5)	369
Third Quarter 2010, September 30, 2010	5	-	-	(2)	372
Fourth Quarter 2010, December 31, 2010	6	20	-	(6)	392
Year Ended, December 31, 2010	19	25	(5)	(15)	392

First Quarter 2011, March 31, 2011	6	-	-	(1)	397
Second Quarter 2011, June 30, 2011	2	-	-	(1)	398
Third Quarter 2011, September 30, 2011	8	20	-	(6)	420
Fourth Quarter 2011, December 31, 2011	5	-	-	(9)	416
Year Ended, December 31, 2011	21	20	-	(17)	416

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
The Ruth Group
Stephanie Carrington, (646) 536-7017
or
Amy Glynn, (646) 536-7023